Exhibit 99.1

Emclaire Financial Corp. Announces Third Quarter and Year to Date 2003
Earnings

    EMLENTON, Pa.--(BUSINESS WIRE)--Oct. 17, 2003--Emclaire Financial Corp. (OTCBB:EMCF), the parent holding company of the Farmers National Bank of Emlenton, reported consolidated net income of $649,000 or $0.51 per share for the three months ended September 30, 2003. Net income for the quarterly period increased $68,000 or 11.7%, as compared to net income of $581,000 or $0.44 per share for the quarter ended September 30, 2002. The Corporation's annualized return on average assets and equity were 1.00% and 11.65%, respectively, for the three months ended September 30, 2003, versus 1.00% and 10.26%, respectively, for the same period in the prior year.
    Net income for the nine-month period ended September 30, 2003 was $1.8 million or $1.38 per share versus $1.6 million or $1.20 per share for the same period in the prior year. This $223,000 or 13.9% increase in earnings resulted in an annualized return on average assets and equity of 0.98% and 10.65%, respectively, for the current year to date period.
    The Corporation's improved operating results for the quarterly and year to date periods can be attributed to increased noninterest income and a reduction in the provision for loan losses along with the containment of noninterest expenses as balance sheet growth has continued.
    During the first nine months of 2003, total assets increased
$19.4 million or 8.1% to $257.9 million from $238.6 million. Loans receivable and investment securities increased $13.1 million and $5.3 million, respectively, between year-end 2002 and September 30, 2003, while customer deposits increased $11.5 million or 5.6% during the period to $215.9 million at September 30, 2003. The Corporation remains well capitalized and is positioned for continued growth with total stockholders' equity at September 30, 2003 of $22.5 million or approximately 8.7% of total assets.
    As market interest rates have declined and remained historically low, the Corporation has maintained an interest rate spread in excess of approximately 3.52% on a taxable equivalent basis for the quarterly period. Net interest income decreased slightly between the nine-month period of 2003 versus the nine-month period of 2002 as a result of the collection of $93,000 of interest in the first quarter of 2002 due to the payoff of a previously non-performing commercial real estate loan. Excluding consideration of this payment, net interest income would have increased $77,000 or 1.1% on a taxable equivalent basis. In addition, in September 2002 the Corporation deployed funds totaling $4.0 million in bank-owned life insurance whereby resulting earnings are classified as noninterest income attributing to the aforementioned increase in noninterest income. For the third quarter of 2003, net interest income decreased $9,000 on a taxable equivalent basis versus the same quarter in the prior year.
    Average interest earning assets increased $19.4 million or 9.1% to $232.4 million for the nine months ended September 30, 2003, compared to $213.1 million for the same period in the prior year. Contributing to the increase in average earning assets were increases in average loans receivable and securities during the first nine months of 2003 versus the same period last year. This increase can be attributed to continued loan growth as a result of steady market demand, particularly with consumer home equity and commercial loan products. Security portfolio growth has been experienced as management seeks to deploy funds, generated by deposit growth that outpaces loan demand, into relatively low-risk marketable securities to optimize yields in the current interest rate environment. During the first nine months of 2003, the yield on interest earning assets decreased 72 basis points to 6.29% for 2003 versus 7.01% for the same period in 2002.
    Increased customer deposits funded loan and security portfolio growth as average deposits increased $11.3 million or 6.9% to $175.5 million for the nine months ended September 30, 2003 versus $164.3 million for the same period in the prior year. The Corporation's cost of funds decreased 40 basis points to 2.18% for the first nine months of 2003 versus 2.58% for the same period in 2002.
    Also contributing to the improved earnings for the quarterly and year to date periods were increases in noninterest income and the containment of operating expenses. During the first nine months of 2003 versus the same period in 2002, the Corporation realized increased noninterest income due in part to increased service fee income of $73,000 coupled with security gains of $115,000. Also contributing to increased noninterest income was earnings on bank owned life insurance totaling $175,000 for the first nine months of 2003. For the first nine months of 2003 versus 2002, noninterest expenses increased less than 2.0%, while the balance sheet grew by more than 8.0%.
    Emclaire Financial Corp. is the parent company of The Farmers National Bank of Emlenton, an independent, nationally chartered, FDIC-insured community bank headquartered in Emlenton, Pennsylvania, operating ten full service offices in Venango, Butler, Clarion, Clearfield, Elk and Jefferson counties, Pennsylvania. The Corporation's common stock is quoted on and traded through the OTC Electronic Bulletin Board under the symbol "EMCF". For more information, visit the Corporation's website at "www.emclairefinancial.com".
    This news release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risk and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Such factors include, but are not limited to, changes in interest rates which could effect net interest margins and net interest income, the possibility that increased demand or prices for the Corporation's financial services and products may not occur, changing economic and competitive conditions, technological and regulatory developments, and other risks and uncertainties, including those detailed in the Corporation's filings with the Securities and Exchange Commission. The Corporation does not undertake, and specifically disclaims any obligation to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.


               EMCLAIRE FINANCIAL CORP. AND SUBSIDIARY
                         Financial Highlights
     (Unaudited - Dollar amounts in thousands, except share data)

CONSOLIDATED OPERATING RESULTS DATA:

                               Three month period  Nine month period
                               ended September 30, ended September 30,
                                2003        2002    2003       2002
                               -------    ------- --------   --------

 Interest income               $3,534     $3,653  $10,618    $10,988
 Interest expense               1,227      1,302    3,651      3,880
                               -------    ------- --------   --------
    Net interest income         2,307      2,351    6,967      7,108
 Provision for loan losses         75         90      225        291
 Noninterest income               467        357    1,318        995
 Noninterest expense            1,841      1,773    5,658      5,555
                               -------    ------- --------   --------
    Net income before provision
     for income taxes             858        845    2,402      2,257
 Provision for income taxes       209        264      585        663
                               -------    ------- --------   --------
 Net income                      $649       $581   $1,817     $1,594
                               =======    ======= ========   ========

 Net income per share           $0.51      $0.44    $1.38      $1.20
 Dividends per share            $0.21      $0.19    $0.63      $0.57

 Return on annualized average
  assets                         1.00%      1.00%    0.98%      0.95%
 Return on annualized average
  equity                        11.65%     10.26%   10.65%      9.73%
 Yield on average interest-
  earning assets                 6.02%      6.79%    6.29%      7.01%
 Cost of average interest-
  bearing liabilities            2.50%      2.97%    2.59%      3.06%
 Net interest margin             3.99%      4.42%    4.19%      4.58%

CONSOLIDATED FINANCIAL CONDITION DATA:

                                         As of                As of
                                       9/30/2003           12/31/2002
                                       ---------           ----------

 Total assets                           $257,936             $238,577
 Cash and equivalents                      6,475                7,716
 Securities                               54,086               48,748
 Loans                                   182,720              169,557
 Deposits                                215,893              204,425
 Borrowed funds                           17,930               10,000
 Stockholders' equity                     22,450               22,680

 Book value per share                     $17.71               $17.02

 Net loans to deposits                     84.63%               82.94%
 Allowance for loan losses to total loans   0.92%                0.93%
 Earning assets to total assets            94.63%               94.68%
 Stockholders' equity to total assets       8.70%                9.51%
 Shares common stock outstanding       1,267,835            1,332,835

    CONTACT: Emclaire Financial Corp., Emlenton
             David L. Cox, 724-867-2311